Consent of Independent Registered Public Accounting Firm

Home Point Capital Inc. & Subsidiaries
Ann Arbor, Michigan
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-252532) of Home Point Capital Inc. of our report dated March 9, 2023, relating to the consolidated financial statements, which appears in this Form 10-K.

BDO USA, LLP
Philadelphia, Pennsylvania
March 9, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-221 (11/20)